EXHIBIT 99.1

Islet Sciences Signs Cell Therapy Alliance and Service Agreement with Progenitor Cell Therapy

Will support development and commercialization of novel therapy for treatment of diabetes

New York, NY (January 12, 2012) –Islet Sciences, Inc., a wholly-owned subsidiary of One E-Commerce Corporation (OTC.BB : ONCE) a biotechnology company engaged in the research, development and commercialization of patented technologies in the field of transplantation therapy for patients with diabetes, today announced that the company has signed a services agreement with Progenitor Cell Therapy (PCT), a wholly owned subsidiary of NeoStem Inc. (NYSE AMEX: NBS), and a leader in providing custom-tailored cell therapy services.

Under this agreement, PCT will be providing the protocols, procedures, systems, equipment, testing, quality controls, and manufacturing and distribution services to support the development and commercialization of ISI’s encapsulated porcine islet cells for the treatment of diabetes.

The company plans to file an IND with the FDA in 2012, and the agreement is a key element in preparing for, and the commencement of the subsequent planned Phase I clinical trials.

“Progenitor Cell Therapy is the perfect partner for Islet Sciences as it embarks on developing a practical and effective treatment for Type I diabetes,” said John Steel, CEO of Islet Sciences. “With over thirteen years invested in research and development, we are confident in our science and our approach, and prepared to move to the next level.  Progenitor’s expertise and well-earned reputation for quality in supporting cell therapy services will be critical to our success.”

“The American Diabetes Association estimates that in the US alone, over 8%, or 25.8 million people have diabetes, with 1.9 million new cases reported in 2010, “said Robin L. Smith, MD, MBA, Chairman and  Chief Executive Officer of NeoStem, Inc.   “Providing our full range of services toward the development and commercialization of such a novel treatment  to meet this large and growing unmet medical need, is certainly an exciting project and a great opportunity for Progenitor Cell Therapy.”

On January 6, 2012, Islet Sciences filed a Current Report on Form 8-K with the Securities and Exchange Commission announcing the closing of the merger of  Islet Sciences, Inc. with a subsidiary of One E-Commerce Corporation, a Nevada Corporation.

About Progenitor Cell Therapy
Progenitor Cell Therapy (PCT) provides client-based cell therapy services that support the development and commercialization of cellular therapies. PCT provides cGMP-compliant cell manufacturing and consulting services that address regulatory, financial, technical, process, and quality system strategies. Services include a full spectrum of support and consulting related to process and product development, validation, due diligence evaluations, tissue collection, processing, and storage, product manufacturing, distribution and transportation

About NeoStem, Inc.
NeoStem, Inc. ("NeoStem") is a leader in the development and manufacture of cell therapies. NeoStem has a strategic combination of revenues, including that which is derived from the contract manufacturing services performed by Progenitor Cell Therapy, LLC, a NeoStem company. That manufacturing base is one of the few cGMP facilities available for contracting in the burgeoning cell therapy industry, and it is the combination of PCT's core expertise in manufacturing and NeoStem's extensive research capabilities that positions the company as a leader in cell therapy development. Amorcyte, Inc., also a NeoStem company, is developing a cell therapy for the treatment of cardiovascular disease. Amorcyte's lead compound, AMR-001, represents NeoStem's most clinically advanced therapeutic and  has commenced enrollment in a Phase 2 trial for the preservation of heart function after a heart attack.  Amorcyte expects to begin a Phase 1 clinical trial in 2012 for AMR-001 for the treatment of patients with congestive heart failure. Athelos Corporation, also a NeoStem company, is developing a T-cell therapy for a range of autoimmune conditions with its partner Becton-Dickinson.  NeoStem's pre-clinical assets include its VSEL™ Technology platform for regenerative medicine, which NeoStem believes to be an endogenous, pluripotent, non-embryonic stem cell that has the potential to change the paradigm of cell therapy as we know it today.

For more information on NeoStem, please visit www.neostem.com.

About Islet Sciences, Inc.
Islet Sciences is a development-stage biotechnology company with patented technologies focused on transplantation therapy for people with insulin-dependent diabetes. The Company's transplantation technology includes methods for the culturing, isolation, maturation, and immunoprotection (microencapsulation) of islet cells. The Company’s mission includes the introduction of commercial products with applications to cell-based replacement therapy in the healthcare marketplace.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements for NeoStem, PCT and Islet Sciences reflect their respective managements’ current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the companies’ successful execution of their  respective business strategies, including with respect to the successful development of cell therapeutics, including with respect to Islet Sciences – PTM, as well as the future of the cell therapeutics industry. Actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements for NeoStem and PCT include the "Risk Factors" described in NeoStem’s prospectus supplement filed with the Securities and Exchange Commission (“SEC”) on September 30, 2011 and for Islet include the risks described in the One E-Commerce Corporation Form 8-K filed with the Securities and Exchange Commission on December 30, 2011. The companies’ further development is highly dependent on future medical and research developments and market acceptance, which is outside their control.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com